UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Materials Pursuant to Section 240.14a-12

FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which the transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On September 16, 2014, Mr. Wise issued the following press release:

Forward Industries' Largest Shareholder and Board Member, Terence Bernard Wise, Refutes Forward's Open Letter; Decries Claims as False and Insubstantial

SAFFRON WALDEN, Essex, UK, September 16, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, issued a statement today commenting on Forward's September 8, 2014 open letter to shareholders.

"The numerous distortions peddled by Chairman Frank LaGrange Johnson and his supporters in their September 8 open letter to shareholders only evidence Mr. Johnson's increasing desperation in the face of concurrent lawsuits, a depressed stock price and rising shareholder alarm.

Mr. Johnson would have you believe that he and his management team have 'implemented a successful strategy' that has 'turn[ed] around financial results.'  Mr. Johnson claims his 'vision' is based on 'delivering value through both organic growth and attractive acquisitions.'  Mr. Johnson may be deft at deploying management jargon, but he notably fails to acknowledge how shareholders continue to suffer under his leadership or provide shareholders with clear details of the so-called 'transformational changes' he claims to be implementing.

•
What growth has taken place?  Since Mr. Johnson assumed his position in 2010, Forward's share price has declined over 60%, reported cash reserves have plummeted from $19M to $7.3M, and the company's reported balance sheet value has dropped 55%.

•
What increases to efficiency?  According to Forward's last 10-Q, operating expenses have increased by over $500,000 as compared to the same period in fiscal 2013, gross margins have deteriorated to 18.4% from 20.9% in Q3 2013, and Forward now faces untold legal costs and reputational harm defending the whistleblower lawsuit initiated by our former CFO due to his unceremonious firing by CEO Robert Garrett.

•
What attractive acquisition opportunities?  As a Board member for the past two years, I have yet to see any kind of concrete steps taken towards pursuing synergetic acquisitions that would amplify Forward's existing business.  If there were such acquisition opportunities that were in the best interests of Forward and its shareholders, Mr. Johnson would have disclosed them by now.

Unsurprisingly, Mr. Johnson fails to point out that the increase in Forward's sales occurred in spite of Mr. Johnson's misguided leadership.  In fact, the key driver of Forward's modest return to profitability in fiscal 2013 was due to costs savings achieved through the sourcing agreement Forward concluded with my company, Forward Industries Asia-Pacific Corporation.

I call on Mr. Johnson to provide concrete facts and figures to support the 'transformational changes' referenced in his letter.  Thus far, I have only seen the repeated misuse of Forward's funds and the continuing destruction of shareholder value.  The time has come for Mr. Johnson to abstain from misleading shareholders and fully divulge his plans for Forward's strategic prospects.

Do not be misled by Mr. Johnson's platitudes – he has been presiding over a significant decline in Forward's history and risks irretrievably handicapping its future.  Forward's shareholders deserve the right to vote on the future of Forward's leadership now.  I believe Mr. Johnson and his cohorts have intentionally failed to set a date for Forward's annual meeting in order to avoid shareholder scrutiny of their plans.  This is unacceptable, and I call on Mr. Johnson and his supporters to set a date for the 2014 annual meeting immediately.  Please remain alert and continue to share your concerns with the Board."

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated

Scott Winter, 212-750-5833